                             CONTRIBUTION AGREEMENT
                            Partnership Interests in

                              New Castle Associates

                                       To

                             PREIT Associates, L.P.

                                                  TABLE OF CONTENTS

SECTION 1.  NEW CASTLE EQUITY VALUE; MISCELLANEOUS DEFINITIONS......................................................5
      1.1  New Castle Equity Value..................................................................................5
      1.2  Miscellaneous Definitions................................................................................5

SECTION 2.  CONTRIBUTIONS AND CALL..................................................................................6
      2.1  Transferred and Retained Interests.......................................................................6
      2.2  Contributions at Closing.................................................................................7
      2.3  Option to Acquire Retained Interests.....................................................................8
      2.4  Second Closing...........................................................................................8

SECTION 3.  CONSIDERATION...........................................................................................8
      3.1  Unit Calculation.........................................................................................8

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.....................................................11
      4.1  As to the Contributors and Marta Individuals............................................................11
      4.2  As to New Castle........................................................................................16

SECTION 5.  REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND THE UPREIT..........................................18
      5.1  Organization............................................................................................19
      5.2  Power and Authority.....................................................................................19
      5.3  No Conflicts............................................................................................20
      5.4  Capitalization..........................................................................................21
      5.5  PREIT Reports...........................................................................................21
      5.6  Litigation..............................................................................................22
      5.7  Material Adverse Change.................................................................................22
      5.8  Brokers.................................................................................................22

SECTION 6.  CERTAIN COVENANTS AND AGREEMENTS.......................................................................23
      6.1  Acceptance of Assignment; Conduct of Business...........................................................23
      6.2  Reasonable Efforts......................................................................................24
      6.3  Notifications...........................................................................................24
      6.4  Notifications regarding Exchange Agreements.............................................................25
      6.5  Transfer of Transferred and Retained Interests..........................................................26
      6.6  Closing Pursuant to Exchange Agreements.................................................................26
      6.7  Exchange Property Responsibilities......................................................................26
      6.8  Special Covenant Regarding Replacement Property.........................................................27
      6.9  Special Covenants of the Marta Individuals..............................................................27
      6.10 Rights of Marta Investments.............................................................................27
      6.11 Special Covenant to Ivyridge............................................................................28

SECTION 7.  CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES........................................................28
      7.1  Time of Closing.........................................................................................28
      7.2  Closing Conditions......................................................................................28
      7.3  Deliveries at the Closing...............................................................................31


                                                         (i)

SECTION 8.   PRE-CLOSING DISTRIBUTIONS; CLOSING COSTS; NET DISTRIBUTION AMOUNT................................34
      8.1   Costs.............................................................................................34
      8.2   Cash..............................................................................................34
      8.3   Net Adjustment Amount.............................................................................34
      8.4   Damages...........................................................................................35
      8.5   Statement.........................................................................................35
      8.6   Transfer Taxes on Call or Put.....................................................................35
      8.7   Survival..........................................................................................35

SECTION 9.   INDEMNIFICATION..................................................................................35
      9.1   Indemnification by Pan American...................................................................35
      9.2   Indemnification by PREIT..........................................................................37
      9.3   Limitation........................................................................................37
      9.4   Procedure For Indemnification - Third Party Claims................................................37
      9.5   Procedure for Indemnification - Other Claims......................................................39
      9.6   Distributions of Units by Contributors............................................................39
      9.7   Right of Set-Off..................................................................................39
      9.8   Indemnification Payments..........................................................................39
      9.9   Survival..........................................................................................39

SECTION 10.  TERMINATION AND ABANDONMENT......................................................................40
      10.1  Termination.......................................................................................40
      10.2  Procedure for Termination; Effect of Termination..................................................40

SECTION 11.  GENERAL PROVISIONS...............................................................................41
      11.1  Survival of Representations and Warranties........................................................41
      11.2  Costs and Expenses................................................................................41
      11.3  Notices...........................................................................................41
      11.4  Access to Information.............................................................................42
      11.5  Confidentiality and Disclosures...................................................................42
      11.6  Public Announcements..............................................................................43
      11.7  Entire Agreement..................................................................................43
      11.8  Counterparts......................................................................................44
      11.9  Governing Law.....................................................................................44
      11.10 Section Headings, Captions and Defined Terms......................................................44
      11.11 Amendments, Modifications and Waiver..............................................................44
      11.12 Severability......................................................................................44
      11.13 Liability of Trustees, etc........................................................................45
      11.14 No Third Party Beneficiary........................................................................45
      11.15 Binding Effect....................................................................................45



                                                       (ii)

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of the 22nd day of April, 2003, by and among PAN AMERICAN ASSOCIATES, a Pennsylvania limited partnership ("Pan American"); THE REVOCABLE TRUST OF ALBERT MARTA (the "Marta Entity"), and IVYRIDGE INVESTMENT CORP., a Delaware corporation (collectively the "Limited Partners" and together with Pan American, the "Contributors," and, each, a "Contributor"); PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended and restated on December 16, 1997 ("PREIT"); and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "UPREIT") and BARBARA M. DiFONZO and LAUREN M. DeMICHIEL (collectively, the "Marta Individuals").

                                   Background
                                   ----------

         The Contributors represent 77.5% of the partnership interests in New Castle Associates, a Pennsylvania limited partnership ("New Castle") formed pursuant to a limited partnership agreement dated January 1, 1978, as last amended September 10, 2001 (the "Existing New Castle Partnership Agreement") and the Marta Individuals are the general partners of Marta Investments, L.P. ("MI"), the remaining partner of New Castle. New Castle is the owner of a retail shopping center project in New Castle, Delaware, known as the Christiana Mall, and approximately eight (8) acres of adjoining ground (the "Land") on which a portion of a golf course is located (collectively, the "New Castle Property"). Pan American is the sole general partner of New Castle, and the Limited Partners are all of the limited partners of New Castle.

         The UPREIT has been formed by PREIT and PREIT Property Trust, a Pennsylvania business trust ("PREIT Subsidiary"), pursuant to the terms of an Agreement of Limited Partnership of PREIT Associates, L.P. dated as of June 30, 1997, as amended and restated by a First Amended and Restated Agreement of Limited Partnership dated September 30, 1997 and as last amended on October 13, 1998 ( as the same may be amended from time to time in accordance with the provisions thereof, the "UPREIT Partnership Agreement").

         New Castle has entered into an agreement (the "Christiana Agreement") with the Rouse Company and/or its affiliates ("Rouse Parties") wherein, among other things, the New Castle Property (including the Christiana Mall and the adjoining land referred to above as well as certain corporate stock) will be transferred to the Rouse Parties, under and subject to the existing secured indebtedness thereon and associated rights held by the Equitable Life Assurance Society of the United States ("Equitable"), including but not limited to the right and option of Equitable to be admitted as a fifty percent (50%) partner in New Castle Associates (such indebtedness and rights being hereinafter collectively referred to as the "Equitable Lien" and the loan documents relating to the Equitable Lien being collectively referred to as the "Loan Documents"), but free of all other mortgage indebtedness.

         The UPREIT or its Affiliates have entered into various agreements with the Rouse Parties (the "Mall Agreements") for the acquisition of fee title to, or all the direct and indirect beneficial ownership interests in, the six mall properties (the "Mall Properties") known as the Cherry Hill Mall, Moorestown Mall and Echelon Mall (in New Jersey) and the Plymouth Meeting Mall, Exton Mall and Gallery I (in Pennsylvania).

         The UPREIT will, as set forth herein, designate that New Castle accept an assignment and assumption of those Mall Agreements which pertain to not more than two (2) of the Mall Properties (the "Replacement Agreements", and the property covered thereunder being referred to collectively as the "Replacement Property", provided that the Replacement Property will include neither the Gallery I nor the Echelon Mall, and provided that the secured indebtedness against the Replacement Property is at least $120 Million). Pursuant to such assignment and assumption, it is anticipated that, either directly or through a qualified intermediary, the New Castle Property will be exchanged for the Replacement Property in a transaction qualifying (as to New Castle) as a tax-free exchange under Section 1031 of the Internal Revenue Code. As used herein, the term "Exchange Agreements" means, collectively, the Christiana Agreement and the Replacement Agreements.

         Subject to the terms and conditions of this Agreement, the parties intend that, upon the conveyance to the Rouse Parties or their designees of the New Castle Property pursuant to the Christiana Agreement, the Contributors (or certain of the Contributors) will contribute to the UPREIT, in exchange for Class A or Class B limited partner interests in the UPREIT (as applicable, "Units"), portions of their partnership interests in New Castle, and thereupon a designee of the UPREIT shall become the sole general partner of New Castle and the partnership agreement of New Castle will be amended (the "Amended and Restated New Castle Partnership Agreement"), and thereafter, New Castle will acquire the Replacement Property. The interests of Contributors in New Castle to be contributed initially to the UPREIT are herein referred to as the "Transferred Interests", and the interests of the Contributors which will be initially retained by Contributors are herein referred to as the "Retained Interests".

         NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. NEW CASTLE EQUITY VALUE; MISCELLANEOUS DEFINITIONS

         1.1 New Castle Equity Value. As used in this Agreement, the "New Castle Equity Value" means the stipulated amount of Forty Four Million Dollars ($44,000,000), plus or minus the Net Adjustment Amount determined at Closing pursuant to Section 8.3 hereof, and as adjusted pursuant to Section 3.1(c) hereof or as elsewhere expressly provided in this Agreement. The parties acknowledge that, subject to the aforesaid adjustments, $40,000,000 of the New Castle Equity Value is allocable to the Christiana Mall portion of the New Castle Property, and $4,000,000 of the New Castle Equity Value is allocable to the Land portion of the New Castle Property.

         1.2 Miscellaneous Definitions.

             (a) Affiliate. "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

             (b) Authorizations. "Authorizations" means all licenses, permits, approvals, consents and authorizations required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality, officer, or other Person or entity with respect to the business, assets or affairs of a party.

             (c) Contracts. "Contracts" means any contractual obligations, commitments, undertaking or arrangements to which a party is bound, whether oral or in writing, other than occupancy leases of the New Castle Property, including without limitation (1) Contracts with service providers relating to the assets of New Castle, and (2) Contracts with municipal or governmental authorities.

             (d) Contributor Disclosure Exhibit. "Contributor Disclosure Exhibit" means Schedule 1.2 (d) hereto, which sets forth certain qualifications and exceptions to the representations, warranties and other information provided by the Contributors in this Agreement.

             (e) Laws. "Laws" means any applicable governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, relating to a party, its partners, assets, rights and obligations.

             (f) Person. "Person" means any individual, partnership, limited partnership, trust, estate, incorporated or unincorporated association, limited liability company, limited liability partnership, or other entity.

             (g) Taxes. "Taxes" means any income, franchise, sales, use, social security, unemployment compensation or other taxes, imposts or impositions payable by an entity to any federal, state or local collecting authority, other than ad valorem real estate taxes.

SECTION 2. CONTRIBUTIONS AND CALL.

         2.1 Transferred and Retained Interests. The Transferred Interests and Retained Interests consist of specified percentages of the existing partnership interests of each of the Contributors in New Castle, and are described on
Schedule 2.1 (a) hereto. Notwithstanding the foregoing, the Contributors shall have the right, upon notice to the UPREIT given prior to Closing, to adjust the Transferred Interests as among the Contributors, so long as the total of the Transferred Interests equals 49% of all partnership interests in New Castle, and the total of the Retained Interests equals the balance of Interests held by the Contributors, and further provided, that any Marta Entity shall be a Transferred Interest unless such entity agrees to be a Retained Interest.

             (a) Notwithstanding the foregoing, it is acknowledged that, in connection with its admission to New Castle, the UPREIT intends to make a capital contribution to New Castle as may be necessary (1) to consummate the acquisition of the Replacement Property in a transaction qualifying (as to New Castle) as a tax-free exchange under Section 1031 of the Internal Revenue Code (the "UPREIT Added-Equity Contribution"), and (2) subject to the UPREIT's approval of the amount thereof and to the condition that no cash distributions shall be made to the partners of New Castle prior to Closing, to cover any anticipated shortfall (the "Cash Closing Shortfall") in the cash position of New Castle in order to effectuate closing under this Agreement and the Christiana Agreement (the "Cash Closing Shortfall Contribution"). If either or both of such capital contributions are made, the Amended and Restated New Castle Partnership Agreement shall reflect an increase in the interest of the UPREIT, and a corresponding decrease in the Retained Interests (to be made pro-rata among the holders of such Retained Interests), based upon the relative aggregate amount of such contributions as compared to the New Castle Equity Value, it being further understood that the New Castle Equity Value shall neither increase nor decrease by reason of the Upreit Added-Equity Contribution, but shall be reduced (as more particularly set forth in this Agreement) by any Cash Closing Shortfall Contribution. The New Castle Equity Value shall also be adjusted by the Net Adjustment Amount as set forth in Section 8.3 hereof.

         2.2 Contributions at Closing. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7.1), the Contributors (or such of the Contributors who are designated to make such contribution pursuant to the terms of this Agreement) shall contribute to the UPREIT, and the UPREIT shall acquire from such Contributors, free and clear of all liens, claims and encumbrances of any type or nature, the Transferred Interests and all benefits and advantages to be derived therefrom, including, without limitation, all right, title and interest associated with the Transferred Interests in and to
(i) the capital accounts of such Contributors, (ii) distributions by New Castle, and (iii) allocable shares with respect to profits and losses of New Castle.

         2.3 Option to Acquire Retained Interests. Pursuant to the terms of a separate Put and Call Option Agreement in the form set forth on Schedule 2.3 hereto to be entered into at Closing by and among the UPREIT, the Contributors (or such of Contributors who retain interests in New Castle following Closing hereunder) and the general partner of New Castle (the "Second Acquisition Agreement"), and as more particularly set forth therein:

             (a) Each of the Contributors who has a Retained Interest has granted to the UPREIT the right and option (the "Call"), during a specified period of time, to acquire all of its Retained Interests, free and clear of all liens, claims and encumbrances of any type or nature, in exchange for a specified number of Units; and

             (b) If the Call has not been exercised within the time allowed therefor, certain rights shall accrue in favor of the Contributors during a subsequent period of time to require the UPREIT to acquire all or some of the Retained Interests, free and clear of all liens and encumbrances of any type or nature, in exchange for a specified number of Units (the "Put").

         2.4 Second Closing. The time at which the Retained Interests are required to be contributed by Contributors to the UPREIT pursuant to the Call or the Put is herein referred to as the "Second Closing".

SECTION 3. CONSIDERATION.

         3.1 Unit Calculation. At the Closing, in consideration for the contributions of the Transferred Interests described in Section 2, and subject to the terms and conditions of this Agreement, the UPREIT shall issue to each of the transferring Contributors the number of Class A or Class B Units of the UPREIT computed as follows:

             (a) A Contributor shall receive either Class A Units or Class B Units. Pan American shall receive Class A Units, and all other Contributors shall receive Class B Units. The Number of Units to be issued to a Contributor shall be equal to the product of (A) the percentage interest in New Castle represented by the Transferred Interest of such Contributor (i.e., the aggregate percentage of total partnership interests represented by such Transferred Interest), and (B) the quotient obtained by dividing the New Castle Equity Value by the average closing price of a share of the publicly traded beneficial interests of PREIT during the ten (10) trading day period immediately preceding Closing (the "Average Closing Price"); provided that the number of Units so derived shall be rounded to the nearest integer (0.5 rounded down). For example, if a Contributor's Transferred Interest was a 10% interest in New Castle, if the average closing price of a share of PREIT was $25, and if the New Castle Equity Value was $44 Million, then the Contributor would be entitled to 176,000 Units. If the UPREIT invests in New Castle as provided in Section 2.1, the Unit calculation specified hereunder shall be made without regard thereto except for a Cash Closing Shortfall Contribution.

             (b) Notwithstanding anything to the contrary set forth herein, the UPREIT shall have the right and option to deliver to any Contributor who is not an "accredited investor," as such term is defined under Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the "Act"), in lieu of any Units which would otherwise be issuable to such Contributor pursuant to Section 3.1(a) of this Agreement, an amount of cash equal to the product of (i) the number of Units otherwise issuable to such Contributor pursuant to Schedule 3(a) of this Agreement and (ii) the Average Closing Price.

             (c) If, after the date hereof, there shall occur any recapitalization, unit division, reverse division, unit re-issuance or any other transaction involving the UPREIT or PREIT whereby a Class A Unit or a Class B Unit of the UPREIT (as it exists on the date hereof) shall be reconstituted as a different number of Class A Units or Class B Units, respectively, and/or as a specified number of units having a different class or designation (in each case subject to the necessary requirements specified in the UPREIT Partnership Agreement), or if there shall occur any merger, consolidation or other transaction involving the UPREIT and/or PREIT whereby specified interests or units are substituted for a Class A Unit or a Class B Unit (or for the reconstituted Units determined as aforesaid), then for purposes of computing the number of Units to be issued under this Agreement, such reconstituted or substituted number of Class A Units, Class B Units and/or specified other Units or interests shall be substituted for each Class A Unit or Class B Unit, as the case may be, otherwise applicable hereunder. Any such substitution shall be accomplished in a manner that neither increases nor decreases the value of the Units to be received by the Contributors as compared to other holders of Class A or Class B Units under the UPREIT Partnership Agreement.

             (d) Notwithstanding the foregoing or anything to the contrary in this Agreement or the UPREIT Partnership Agreement (including any applicable time limitations on transfers of Units), solely as to any Transferred Interests of any of the Marta Entities, PREIT and the UPREIT acknowledge and agree as follows:

                 (i) Each Marta Entity has advised PREIT and the UPREIT that, pursuant to applicable law or its governing documents, it may desire to transfer all or some of the Units that it receives at the Closing to its partners, beneficiaries or other equity holders (as the case may be, the "Transferees") in accordance with their respective interests therein. Accordingly, each Marta Entity hereby reserves the right, upon written notice to PREIT and the UPREIT, to transfer such Units to its Transferees, provided, in each case, that (A) such transfer is made to the Transferees pro rata in accordance with their respective interests in the transferring Marta Entity; (B) such Transferees do not pay any consideration to the transferring Marta Entity(ies) for such Units; (C) each Transferee certifies in writing to PREIT and the UPREIT that such Transferee is accepting the Units for his, her or its own account, not as a nominee or agent for any other Person, solely for investment purposes, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and that such Transferee will not distribute any of such Units in violation of the 1933 Act or any applicable state securities law;
(D) each Transferee executes and delivers to PREIT and the UPREIT an agreement whereby such Transferee shall assume all of the obligations of the transferring Marta Entity under the UPREIT Partnership Agreement with respect to the Units being transferred to such Transferee; and (E) each transferring Marta Entity and each Transferee executes and delivers to PREIT and the UPREIT such other transfer documentation as either may reasonably request. PREIT and the UPREIT hereby consent to any transfers of Units by a Marta Entity effected in accordance with this clause (i), and agree to take such actions as shall be reasonably necessary to effect each such transfer.

                 (ii) If any or all of the Marta Entities (or any of their Transferees pursuant to transfers effected in accordance with clause (i) above) shall exercise the right to tender Units for redemption under section 9.5 of the UPREIT Partnership Agreement, and if such tender shall occur during the period beginning on the first business day following the Closing and continuing for five (5) business days thereafter, then PREIT, as general partner of the UPREIT, shall waive its right to require that such tendered Units be redeemed for shares of beneficial interest in PREIT in lieu of cash; provided that such waiver shall extend only to fifty percent (50%) of the aggregate number of Units issued at Closing to the Marta Entities, so that the Marta Entities (or their Transferees) will be entitled to receive cash for fifty percent (50%) of their Units which are redeemed within the aforesaid period.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.

         4.1 As to the Contributors and Marta Individuals. For purposes hereof, the term "Contributor Entity" means the legal entity (i.e., limited partnership, corporation, estate or trust) which comprises a Contributor. Each Contributor and Marta Individual (who shall be jointly referred to as a "Contributor" for purposes of this Section 4 only) severally, but not jointly, hereby represents and warrants to PREIT and the UPREIT as follows:

             (a) Organization. If the Contributor is a Contributor Entity, such Contributor Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power to carry on its business as presently conducted, to own its interest in New Castle and to exercise all rights attributable to such interest. It is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which its ownership of or other interest in assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of such Contributor Entity (a "Material Adverse Effect").

             (b) Power and Authority. It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (collectively, and together with all documents and agreements required to be delivered by the other Contributors on or prior to the Second Closing, the "Contributor Transaction Documents"). The execution, delivery and performance by it of this Agreement and the other Contributor Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Contributor or Contributor Entity. This Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Contributor Transaction Documents to which such Contributor is a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute a legal, valid and binding obligation of such Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

             (c) No Conflicts. The execution and delivery by it of this Agreement does not, and the performance by it of all of the Contributor Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

                 (i) contravene, violate or conflict with (A) its articles of incorporation, bylaws, partnership agreement or other organizational documents, as the case may be, or (B) any Law applicable to such Contributor, or by or to which any assets or properties of such Contributor is bound or subject;

                 (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which such Contributor is a party or by which such Contributor or any assets or properties thereof is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any lien or encumbrance upon or with respect to such Contributor, the Transferred Interests, the Retained Interests, or any of such Contributor's other assets or properties.

             (d) Authorizations. The execution and delivery by it of this Agreement does not, and the execution and delivery by such Contributor of the other Contributor Transaction Documents, and the performance by such Contributor of this Agreement and all of the Contributor Transaction Documents will not, require such Contributor to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

             (e) Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of such Contributor, threatened or contemplated, involving or affecting it or any of its assets or properties or to its knowledge any of its directors, officers, partners, trustees or shareholders, that question any of the transactions contemplated by this Agreement or other Contributor Transaction Documents, or which, if adversely determined, would have a Material Adverse Effect or could materially and adversely affect such Contributor's ability to enter into or perform its obligations under this Agreement.

             (f) Orders. No officer, director, partner, or, to the knowledge of such Contributor, employee or shareholder of such Contributor is subject to any order that prohibits such officer, director, partner, shareholder or employee from engaging in or continuing any conduct, activity or practice relating to its business with respect to New Castle or the New Castle Property.

             (g) The Transferred and Retained Interests.

                 (i) No person or entity has any partnership or other interest in New Castle or any right to receive any distributions from New Castle or be allocated any profits or losses of New Castle, other than the Contributors and MI. Such Contributor owns, beneficially and of record, the portion of the Transferred Interests and Retained Interests described in Schedule 2.1(a) hereto, free and clear of all liens, pledges and encumbrances of any type or nature, other than the lien of Section 6324 of the Internal Revenue Code of 1986.

                 (ii) Except for this Agreement or for the rights of Equitable, Contributor has no knowledge of any rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any partnership interest or other securities or obligations of any kind convertible into any partnership interest or other securities or any participation interests of any kind in New Castle or the New Castle Property.

             (h) Brokers. No Person acting on behalf of such Contributor or any of their respective affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement. In such connection, however, the parties acknowledge that a brokerage commission of $2,000,000 will be due by reason of the closing under the Christiana Agreement by New Castle to Preit-Rubin, Inc. or an affiliated entity, pursuant to Section 3.5 of the existing management agreement for the New Castle Property, which brokerage commission is to be paid by New Castle to Preit-Rubin, Inc. or an affiliated entity at or prior to such closing.

             (i) Accurate Disclosure. All documents and other papers delivered by or on behalf of such Contributor in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects.

             (j) Investment Representations.

                 (i) Contributor acknowledges that the Units to be issued pursuant to Section 3 and Schedule 2(a) hereto or pursuant to the Second Acquisition Agreement will not be registered under the 1933 Act on the grounds that the issuance of such units is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act, and that the reliance of the UPREIT on such exemptions is predicated in part on the Contributors' representations, warranties and acknowledgements set forth in this section.

                 (ii) Contributor is an accredited investor as defined in Regulation D promulgated under the 1933 Act. The Units issued in accordance with this Agreement will be acquired by such Contributor that is acquiring Units hereunder for its own account, not as a nominee or agent for any other Person, solely for investment purposes, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and such Contributor will not distribute any of such units in violation of the 1933 Act or any applicable state securities law.

                 (iii) Contributor (v) acknowledges that the Units, when issued, will not be registered under the 1933 Act and such Units will have to be held indefinitely by it unless they are subsequently registered under the 1933 Act or an exemption from registration is available, (w) is aware that any sales of such Units made under Rule 144 of the Securities and Exchange Commission under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions for that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required,
(x) is aware that Rule 144 may not be available for use by any Contributor for resale of the Units, and (y) is aware that the UPREIT is under no obligation to register, and has no current intention of registering, any of such units under the 1933 Act.

                 (iv) Contributor is well versed in financial matters, has had dealings over the years in securities, including "restricted securities," and has had sufficient experience so as to be fully capable of understanding the type of investment being made in the Units and the risks involved in connection therewith.

                 (v) Contributor has examined the UPREIT Partnership Agreement, and is prepared to accept and abide by the terms thereof. Contributor acknowledges that the UPREIT Partnership Agreement restricts the assignment, sale or transfer of the Units, and that it must continue to bear the economic risks of the investment in the units for an indefinite period.

                 (vi) Contributor has received and reviewed to the extent deemed necessary or desirable all PREIT Reports (as defined in Section 5.5 hereof), and has consulted such of its own attorney, accountant, tax adviser and investment counselor as it determined to be necessary or desirable.

                 (vii) Contributor has been given an adequate opportunity to ask questions of and receive answers from officers of PREIT and the UPREIT with respect to PREIT, the UPREIT, the Units, the UPREIT Partnership Agreement and the PREIT Reports. However, in considering whether to enter into this Agreement, consummate the transactions contemplated hereby and acquire the Units, such Contributor has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, PREIT or the UPREIT other than as set forth in this Agreement, the UPREIT Partnership Agreement, and the PREIT Reports.

                 (viii) Contributor acknowledges that the redemption of any of the Units may cause such Contributor to incur taxable income or gain.

                 (ix) With respect to the Marta Entity and MI only, the aggregate number of partners, beneficiaries and other equity holders of the Marta Entity and MI does not exceed ten (10) individuals.

             (k) FIRPTA. Contributor is not a "foreign person" within the meaning of Section 1445(f) of the Code or a "foreign partner" within the meaning of Section 1446 of the Code.

Each Contributor shall have responsibility only for its own representations and warranties as set forth in this Section 4.1, and shall not be responsible for any breach or failure of a representation or warranty (a "Breach") made by another Contributor pursuant to this Section 4.1, subject to the provisions regarding indemnification set forth in Section 9 of this Agreement.

         4.2 As to New Castle. Pan American, as general partner of New Castle, hereby represents and warrants to PREIT and the UPREIT as follows:

             (a) Organization. New Castle is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all partnership power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound, including without limitation the Christiana Agreement and, if assigned to it, the Replacement Agreements. New Castle is duly qualified to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of their activities requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect on the condition (financial or otherwise), assets, results of operations or business of New Castle.

             (b) Financial Statements. Except as set forth in the Contributor Disclosure Exhibit, the financial statements for New Castle for the years 2000, 2001 and 2002 attached hereto as Schedule 4.2(d) are correct and complete in all material respects, have been prepared in accordance with GAAP, and present accurately the results of the operations of New Castle for the periods indicated. Since the date of the last financial statement included on said Schedule, no material adverse change in the financial condition of New Castle has occurred.

             (c) Undisclosed Liabilities.

                 (i) As of the Closing Date, there shall be no liabilities of New Castle of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except liabilities with respect to the Replacement Property to be assumed or taken subject to by New Castle in accordance with the express terms of the Exchange Agreements (provided that any such liabilities shall not be in contravention of any of the warranties and representations of Contributors under this Agreement, and shall be subject to Pan American's indemnification obligations under this Agreement to the extent applicable).

             (d) Taxes.

                 (i) All Taxes due from or required to be remitted by New Castle with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the Closing Date have been fully and timely paid or, to the extent not yet due or payable, shall be adequately provided for by an actual cash reserve which shall be available at Closing as an asset of New Castle which shall not be taken into account in calculating the Net Adjustment Amount.

                 (ii) Except as disclosed in the Contributor Disclosure Exhibit, all federal, state, local and foreign returns and reports relating to Taxes, or extensions relating thereto, required to be filed by or with respect to New Castle have been timely and properly filed, and all such returns and reports are correct and complete.

                 (iii) Except as set forth in the Contributor Disclosure Exhibit, no issues have been raised with New Castle (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in subsection (ii) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes. Except as set forth in the Contributor Disclosure Exhibit, all deficiencies asserted or assessments made as a result of any previous examinations with respect to Taxes have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against New Castle or the New Castle Property.

             (e) Books and Records. To the knowledge of Pan American, the books and records of New Castle, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices.

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND THE UPREIT.

         PREIT and the UPREIT hereby represent and warrant to the Contributors as follows; provided that each of PREIT and the UPREIT make these representations solely as to its separate business, affairs or status and shall not extend to matters relating to the business, affairs or status of the other:

         5.1 Organization.

             (a) PREIT is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. PREIT has all necessary trust power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

             (b) The UPREIT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

         5.2 Power and Authority. Each of PREIT and the UPREIT has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Preit Transaction Documents"). The execution, delivery and performance by PREIT and the UPREIT of this Agreement and the other Preit Transaction Documents have been duly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by PREIT and the UPREIT and constitutes the legal, valid and binding obligation of PREIT and the UPREIT enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Preit Transaction Documents shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of each of PREIT and the UPREIT that is a party thereto enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

         5.3 No Conflicts.

             (a) The execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the other Preit Transaction Documents and the performance by PREIT and the UPREIT of all of the Preit Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

                 (i) contravene, violate or conflict with (A) the trust or partnership agreement (or other organizational documents) of PREIT or the UPREIT or (B) any Law applicable to PREIT or the UPREIT, or by or to which any assets or properties of PREIT or the UPREIT is bound or subject; or

                 (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract to which PREIT or the UPREIT is a party or by which either PREIT or the UPREIT is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any material encumbrance upon or with respect to either PREIT or the UPREIT or any of their respective assets or properties.

             (b) Except for filings with the Securities and Exchange Commission, the execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the other Preit Transaction Documents and the performance by PREIT and the UPREIT of all of the Preit Transaction Documents will not, require PREIT or the UPREIT to obtain any material Authorization of or make any material filing, registration or declaration with or notification to any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the material consent, waiver or approval of, or give any material notice to, any Person.

             (c) Except as disclosed in filings with the Securities and Exchange Commission made by PREIT, there are no actions, proceedings or investigations against or involving PREIT or the UPREIT pending or, to the best knowledge of PREIT, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Preit Transaction Documents or which, if adversely determined, could have a material adverse effect on the consolidated financial condition, assets, business or results of Operations of PREIT or could materially and adversely affect PREIT's or the UPREIT's ability to enter into or perform its obligations under the Preit Transaction Documents.

         5.4 Capitalization.

             (a) As of March 10, 2003, the outstanding beneficial interests in PREIT consist of 16,733,175 common shares, and the outstanding partnership interests in the UPREIT as of said date are as described on Schedule 5.4 hereto.

             (b) All Units to be issued and delivered to the Contributors pursuant to this Agreement will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized and validly issued by the UPREIT. Assuming the accuracy of the representations and warranties of the Contributors set forth herein, such issuance will be exempt from registration under the 1933 Act as an offering described in Section 4(2) of such Act and/or pursuant to Regulation D promulgated thereunder.

         5.5 PREIT Reports. PREIT has delivered to the Contributors copies of PREIT's (a) Proxy Statement for its 2002 Annual Meeting, (b) Annual Report on Form 10-K for the fiscal year ending December 31, 2001, (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002, and
(d) Current Reports on Form 8-K filed since December 31, 2001, all of which have been filed by PREIT with the Securities and Exchange Commission (the "PREIT Reports"). The Contributors acknowledge that delivery of the foregoing is effective by reason of the filing of the aforesaid materials with the publicly-accessible EDGAR database of the Securities and Exchange Commission. To the knowledge of PREIT and the UPREIT, in all material respects, the audited consolidated financial statements and unaudited interim financial statements of PREIT included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition and results of operations of PREIT as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. To the knowledge of PREIT and the UPREIT, the PREIT Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading at the time the filing was made.

         5.6 Litigation. Except as disclosed in filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the best knowledge of PREIT, investigations involving or affecting PREIT or any of its subsidiaries or any of their assets or properties or any of their trustees, directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign) or before any arbitrator of any kind, in each case of a nature that is required to be disclosed in the PREIT Reports.

         5.7 Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission, since December 31, 2001 and through the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise), assets, results of operations or business of PREIT on a consolidated basis.

         5.8 Brokers. No Person acting on behalf of PREIT or the UPREIT is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with the issuance of Units contemplated by this Agreement.

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS

         6.1 Acceptance of Assignment; Conduct of Business

             (a) Promptly upon request of the UPREIT, Pan American, as general partner of New Castle, shall cause New Castle to accept in writing an assignment of, and to assume in writing the obligations under, the Replacement Agreements.

             (b) Except as expressly provided herein, until the date of Closing, except with the prior written consent of PREIT and the UPREIT, Pan American, as general partner of New Castle, shall endeavor to cause New Castle to:

                 (i) Comply in all material respects with the terms, conditions and provisions of the Exchange Agreements and endeavor to fulfill all requirements necessary to close thereunder;

                 (ii) pay and discharge in the ordinary course of business all payments due under the Loan Documents and all of its other debts, liabilities and obligations as they become due and pay all debt service payments, real estate taxes, payables and other liabilities arising from the operation of the New Castle Property prior to the Closing Date, subject to apportionments to be made under the Exchange Agreements;

                 (iii) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

                 (iv) maintain its books of account and records in the usual, regular and ordinary manner and use diligent efforts to maintain in full force and effect all of its Authorizations;

                 (v) not take any action, fail to take any action or permit to occur any event that would cause or constitute a material breach of or inaccuracy in any representation or warranty set forth herein;

                 (vi) not amend or grant any waivers under the Existing New Castle Partnership Agreement;

                 (vii) not amend or grant any waivers under the Exchange Agreements; and

                 (viii) not enter into any agreement or understanding to do or engage in any of the foregoing actions.

         6.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using its reasonable efforts to make all required regulatory filings and applications and to obtain all Authorizations and consents, approvals, amendments and waivers from parties to Contracts as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) using its reasonable efforts to cause the conditions to the consummation of the acquisition of the Transferred Interests to be satisfied, and (iii) using its reasonable efforts to take any action within its control to allow closing to occur under the Exchange Agreements. Without limiting the foregoing, wherever action is to be taken by Pan American to cause New Castle to perform action specified in this Agreement, each of the Contributors (as partners of New Castle) agrees to take such reasonable confirmatory and ratifying action as may be necessary to effectuate and validate such action.

         6.3 Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty. been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of it or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting any Contributor, New Castle, the UPREIT or PREIT, as the case may be, or any of the transactions contemplated by this Agreement.

         6.4 Notifications regarding Exchange Agreements.

             (a) Without limiting the provisions of Section 6.3 above, each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of any of the representations, warranties, covenants or agreements set forth in the Exchange Agreements, or the occurrence, or failure to occur, of any fact or condition that would cause or constitute a breach of or any inaccuracy in any of the representations, warranties, covenants or agreements contained in the Exchange Agreements or could reasonably be anticipated to result in the non-satisfaction of any condition to closing hereunder; (ii) any failure of any party or any of such party's officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Exchange Agreements; (iii) the assertion by any party to the Exchange Agreements of any of the matters set forth in subsections (i) or (ii) immediately preceding regardless of the accuracy thereof; (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Exchange Agreements; and
(v) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting any party to the Exchange Agreements or the transactions contemplated thereunder.

             (b) Pan American, in its status as general partner, shall cause New Castle to promptly deliver to the UPREIT copies of all reports, studies, materials, leases, rent rolls, estoppel certificates, mortgagee statements, data and other relevant information obtained from any source (including without limitation the Rouse Parties or independent contractors) with regard to the Replacement Property, as well as all relevant correspondence and communications relating thereto (and to the extent any such information is not in written form, Pan American shall endeavor to advise the UPREIT thereof with reasonable promptness).

         6.5 Transfer of Transferred and Retained Interests. Between the date hereof and the Closing, except with the prior written consent of PREIT and the UPREIT which may be withheld in their sole discretion, no Contributor shall sell, assign, transfer or otherwise encumber all or any portion of the Transferred Interests or the Retained Interests or any rights relating to the Transferred Interests or the Retained Interests, whether voluntarily, by operation of law or otherwise, including without limitation a transfer by reason of any merger, division or consolidation, and any such sale, assignment, transfer or encumbrance shall be void.

         6.6 Closing Pursuant to Exchange Agreements. Pan American, as general partner, shall not cause or allow New Castle to complete closing pursuant to the Exchange Agreements unless and until the UPREIT has delivered its written certification to Pan American that the UPREIT and/or its Affiliates are prepared to immediately consummate closing under the Mall Agreements which have not been assigned to New Castle (the "Ancillary Mall Agreements") in a transaction qualifying as a tax-free exchange under Section 1031 of the Internal Revenue Code (including, if so agreed by the UPREIT, a closing with proceeds placed with an intermediary for a deferred exchange).

         6.7 Exchange Property Responsibilities. PREIT and the UPREIT acknowledge that they have conducted or shall conduct their own due diligence review of the Mall Properties (and, accordingly, the Replacement Property to be designated by the UPREIT). PREIT and the UPREIT shall bear full responsibility for such due diligence review. No condition at any of the Mall Properties (including the Replacement Property) or liability under the Exchange Agreements, other than any liability arising under the Christiana Agreement or any liability created or assumed in contravention of the express covenants and provisions of this Agreement, shall in any way impose liability on New Castle or the Contributors or diminish the consideration to be received by the Contributors hereunder.

         6.8 Special Covenant Regarding Replacement Property. The UPREIT and PREIT as the general partner thereof, covenant and agree that, if Closing occurs hereunder, then the UPREIT shall not permit the Replacement Property or the interests in New Castle which are acquired from the Contributors pursuant to this Agreement or pursuant to the Put/Call Agreement, to be disposed of for a period of eight (8) years following Closing in such manner as to cause the Contributors to recognize taxable income and that any such disposition within such time period must be pursuant to a tax-free exchange under Section 1031 of the Internal Revenue Code or other tax-free disposition; provided that such disposition shall be permitted in a taxable transaction if the Contributors are paid an amount sufficient to reimburse them for any tax liability resulting from such disposition by reason of Section 704(c) of the Internal Revenue Code, together with all taxes payable on such reimbursement. The covenants of this
Section 6.8 shall survive the Closing and the Second Closing.

         6.9 Special Covenants of the Marta Individuals. The Marta Individuals agree to use reasonable efforts to enable MI to join this Agreement as a Contributor or to reorganize MI so that its successor can join this Agreement as a Contributor. In the event that such efforts are not successful, the Marta Individuals agree that as the sole general partners of MI, on behalf of MI, they shall cause MI to waive any rights of first refusal which MI may possess, under the Existing New Castle Partnership Agreement with respect to the transactions contemplated herein and further that they shall cause MI to consent to the Amended and Restated New Castle Partnership Agreement.

         6.10 Rights of Marta Investments. The parties hereto agree that MI or its successor may give written notice to Pan American at any time from the date hereof through the day before Closing that MI intends to join in this Agreement as a Contributor. MI shall exercise such right by delivering a writing reasonably acceptable to counsel for New Castle and PREIT whereby MI or its successors makes and affirms all of the representations, warranties and undertakings and is granted all of the rights and benefits of a Contributor and a Marta Entity hereunder. Upon such joinder, Schedule 2.1(a)(2) shall become operative, in lieu of Schedule 2.1(a).

         6.11 Special Covenant to Ivyridge. In the event that Ivyridge Investment Corp. ("IRIC") holds a Retained Interest, the UPREIT shall cause New Castle's general partner to deliver a blanket authorization to IRIC allowing it to pledge interests in New Castle to bona fide financial institutions in accord with the procedures governing the Units, as set forth in UPREIT Partnership Agreement.

SECTION 7. CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES.

         7.1 Time of Closing. The closing (the "Closing" and the date thereof, the "Closing Date") of the acquisition by the UPREIT of the Transferred Interests shall take place at the offices of Blank Rome LLP, Philadelphia, Pennsylvania, immediately following the transfer by New Castle of the New Castle Property to the Rouse Parties (or their designees) pursuant to the Christiana Agreement.

         7.2 Closing Conditions.

             (a) Conditions Precedent to PREIT's and the UPREIT's Obligations. The obligation of PREIT and the UPREIT to consummate the acquisition of the Transferred Interests and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived (but only by a duly executed writing) by both PREIT and the UPREIT in their sole discretion:

                 (i) Exchange Agreement.

                     (A) All conditions to closing under the Christiana Agreement and the Replacement Agreements shall have been satisfied as in a manner and to the extent reasonably determined by PREIT and the UPREIT, including without limitation the accuracy of all representations and warranties of the Rouse Parties under the Replacement Agreements, the condition, title and status of the Replacement Property, and the status of all tenant estoppel certificates, mortgagee certificates, surveys, title information and all other deliverables relating to the Replacement Property;

                     (B) Without limiting the foregoing, New Castle shall have conveyed the New Castle Property to the Rouse Parties or their designees, and shall have the unqualified right to obtain fee title to (or all beneficial interests in) the Replacement Property pursuant to the Replacement Agreements (subject to no liens or encumbrances except as contemplated by the terms of the Replacement Agreements), without the requirement for any further payment or performance except for (x) such payment and/or performance as is specified in the Replacement Agreements and as is contemplated to occur in due course without violation of any of the terms, warranties or representations of this Agreement or of the Replacement Agreements.

                     (C) Equitable shall have entered into an agreement reasonably satisfactory to PREIT and the UPREIT whereby New Castle (and any guarantors of New Castle's obligations) shall be relieved of any further obligation or liability (fixed, contingent or otherwise) under or with respect to the Equitable Lien and/or the Loan Documents;

                     (D) New Castle shall have obtained an unconditional commitment, from the title insurance company insuring title to the Replacement Property, to issue its title insurance policy to New Castle with a "non-imputation" endorsement which shall effectively waive any defense of said title insurance company based upon any knowledge or action of any of the Contributors obtained or occurring prior to the Closing Date.

                 (ii) Representations and Warranties. The representations and warranties of the Contributors set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                 (iii) Performance of Covenants. All of the agreements, covenants and obligations that any Contributor and Marta Individual is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (iv) Legal Matters. The performance of the Preit Transaction Documents and the Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                 (v) Consents and Approvals. Each consent, approval, ratification, waiver or other authorization of any Person necessary, in the reasonable opinion of PREIT and the UPREIT, for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and no such consent, approval, ratification, waiver or other authorization: (x) shall have been conditioned upon the modification, cancellation or termination of any Contract, right or Authorization of PREIT, the UPREIT or New Castle (except for Contracts, rights or Authorizations relating to the New Castle Property), or (y) shall impose on PREIT, New Castle or the UPREIT any material condition, provision or requirement not presently imposed.

                 (vi) Opinion of Counsel. PREIT and the UPREIT shall have received an opinion of counsel for each of the Contributors, dated the Closing Date, in form and substance reasonably satisfactory to PREIT and its counsel, relating to the execution and delivery by the Contributors of the Contributor Transaction Documents.

                 (vii) Consummation of UPREIT/Rouse Exchange. The UPREIT and/or its Affiliates shall have determined, in their sole discretion, to consummate, and shall have consummated, closing under the Ancillary Mall Agreements.

             (b) Conditions Precedent to the Contributors' Obligations. The obligation of the Contributors to consummate the contribution of the Transferred Interests contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of what may be waived by the Contributors in their reasonable discretion:

                 (i) Representations and Warranties. Each of the representations and warranties of PREIT and the UPREIT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                 (ii) Performance of Covenants. Each of the agreements, covenants and obligations that PREIT or the UPREIT is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (iii) Legal Matters. The performance of the Preit Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of tine), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                 (iv) Opinion. The Contributors shall have received an opinion of counsel for PREIT and the UPREIT, dated the Closing Date, in form and substance reasonably satisfactory to the Contributors and their counsel, relating to the execution and delivery by the PREIT and the UPREIT of the Preit Transaction Documents.

         7.3 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

             (a) The Contributors (or such of the Contributors who are transferring their interests in New Castle) shall deliver or cause to be delivered to the UPREIT:

                 (i) An assignment by each of such Contributors of its Transferred Interest, in the form set forth on Schedule 7.3 (a)(i) hereto;

                 (ii) The Amended and Restated New Castle Partnership Agreement, wherein the UPREIT or its designee shall be the sole general partner, in the form set forth on Schedule 7.3(a)(ii) hereto. In such connection, it is agreed that:

                       (A) for purposes of allocating taxable income and losses between the portion of New Castle's taxable year up to and including the date of Closing and the portion of New Castle's taxable year after the date of Closing to take into account the varying interests of the partners of New Castle as a result of the acquisition by the UPREIT of the Transferred Interests at the Closing, there shall be an interim closing of the books of New Castle as of the close of the date of Closing as permitted by Treasury Regulations under Section 706 of the Internal Revenue Code; and

                       (B) As more particularly set forth in the assignment referenced in subclause (a)(i) above, certain refunds which may be remitted to New Castle after the Closing and which were taken into account in computing the Cash Closing Shortfall, shall be paid to the Contributors;

                 (iii) An Amendment to the Certificates of Limited Partnership of New Castle, reflecting the admission of the UPREIT or its designee as a general partner and the withdrawal of Pan American as a general partner;

                 (iv) A termination of the existing management agreement for the New Castle Property, which shall be replaced by a new management contract for the Replacement Property with an affiliate of PREIT for a fee of approximately 5.25% of gross rental receipts in the form of that attached as Schedule 7.3(a)(iv) hereto.

                 (v) certificates of good standing of a recent date for each Contributor Entity certified by the Secretary of State or corresponding certifying authority of the state of incorporation or organization of such Contributor Entity, and Uniform Commercial Code financing statement searches for the Secretaries of State of Delaware and Pennsylvania, disclosing no grant of a security interest in the Transferred Interests or Retained Interests;

                 (vi) a counterpart limited partner signature page for the UPREIT Partnership Agreement, evidencing the Contributor's agreement to be bound by the provisions thereof with respect to its Units;

                 (vii) The Second Acquisition Agreement;

                 (viii) The Registration Rights Agreements referred to in subsection (b) below; and

                 (ix) such other documents and instruments as the UPREIT or PREIT may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

             (b) The UPREIT shall deliver or cause to be delivered to the Contributors the following:

                 (i) the Units to be delivered at Closing as set forth in this Agreement;

                 (ii) a Registration Rights Agreement for the Class A Unit holders in the form set forth on Schedule 7.3(b)(ii) hereto;

                 (iii) a Registration Rights Agreement for the Class B Unit holders in the form set forth on Schedule 7.3(b)(iii) hereto;

                 (iv) each of the documents referred to in Section 7.3(a)(i) through (iv) above, duly executed by the UPREIT its designee;

                 (v) the Second Acquisition Agreement; and

                 (vi) to IRIC, the authorization referenced in Section 6.11 hereof.

             (c) The UPREIT and the Contributors will cooperate in good faith in executing such documentation (such as limited guarantees of indebtedness by the Contributors, if so desired by the Contributors at each Contributor's option, and not as their obligation) to avoid recognition of income or gain to the Contributors by reason of a constructive distribution to them under Section 752 of the Internal Revenue Code relating to relief from liabilities.

             (d) Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

SECTION 8. PRE-CLOSING DISTRIBUTIONS; CLOSING COSTS; NET DISTRIBUTION AMOUNT

         8.1 Costs. The Contributors shall bear and be responsible for their respective costs in connection with the contributions contemplated by this Agreement, including counsel fees. New Castle shall bear and be responsible for New Castle's costs in connection with the transactions contemplated by the Exchange Agreements, including all applicable realty transfer taxes, counsel fees and brokerage fees; it being further understood that all such costs to be borne by New Castle shall be chargeable to the Contributors but shall not be a personal obligation of the Contributors and instead shall be encompassed within the Cash Closing Shortfall and shall reduce the New Castle Equity Value. The Contributors and New Castle shall bear no responsibility for PREIT or the UPREIT's costs in connection with the negotiation of, or due diligence with respect to, the Exchange Agreements, and no adjustment to the New Castle Equity Value will result therefrom. PREIT and the UPREIT agree that the Contributors shall have the right to structure, subject to PREIT'S reasonable approval, the form of the Exchange Agreement(s) to eliminate or minimize realty transfer taxation.

         8.2 Cash. Pan American shall cause New Castle, prior to Closing, to apply cash and cash equivalents of New Castle (subject to any rights of Equitable), to closing-related expenses under this Agreement and the Christiana Agreement and it is not intended that the UPREIT will acquire any interest therein. The foregoing shall not apply to any reserves which are to be established or maintained pursuant to the terms of this Agreement. If any reserves or escrows are in effect at the time of Closing, any balances payable from them shall be distributed pro rata to the pre-Closing partners of New Castle.

         8.3 Net Adjustment Amount. For purposes of this Agreement, the Net Adjustment Amount shall mean (i) the amount by which the purchase price for the New Castle Property to be paid by the Rouse Parties pursuant to the Christiana Agreement is increased or decreased as a result of the closing adjustments and apportionments to be made between New Castle and the Rouse Parties under the Christiana Agreement and (ii) if the UPREIT makes a capital contribution pursuant to Section 2.1 (a) of this Agreement for the purpose of paying the Cash Closing Shortfall (i.e., the excess of New Castle's required payments to Equitable, closing costs and related cash expenditures over its cash on hand), then the Net Adjustment Amount shall include a deduction in the amount of such Cash Closing Shortfall; if New Castle's assets other than those conveyed to Rouse exceed the cash required to Close, such excess shall be a positive Net Adjustment Amount. If accurate allocations for any of the items set forth herein cannot be made at Closing because current bills are not available or the like, then the parties shall make the allocations on the basis of the best available information, subject to final adjustment when reasonably practicable.

         8.4 Damages. Any known Damages (as defined in Section 9.1 below) shall be calculated and shall increase the New Castle Equity Value if the net amount thereof is owed to Contributors, and shall decrease the New Castle Equity Value if the net amount thereof is owed to PREIT or the UPREIT.

         8.5 Statement. At Closing, the parties shall execute and deliver to one another a statement detailing the Net Adjustment Amount and all relevant components and calculations thereof.

         8.6 Transfer Taxes on Call or Put. Any realty transfer taxes which may be due by reason of the exercise of the Call or the Put or by reason of the transfers by the Contributors to the UPREIT of the Retained Interests or of the Transferred Interests or by reason of transfers of the Units from the UPREIT to the Contributors shall be the sole responsibility of the UPREIT.

         8.7 Survival. The provisions of this Section 8 shall survive Closing and the Second Closing.

SECTION 9. INDEMNIFICATION

         9.1 Indemnification by Pan American. Pan American shall and does hereby indemnify, defend and hold harmless PREIT and the UPREIT (collectively, "Preit Indemnitees") against and in respect of any and all losses, costs, expenses (including, without limitation reasonable attorneys' fees), claims, actions, damages, obligations, liabilities or diminutions in value (collectively, "Damages"), arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Pan American or any other Contributor or Marta Individual made in or pursuant to this Agreement or failure of Pan American or such other Contributor or Marta Individual to perform any other obligation or undertaking hereunder; and (b) if closing occurs under the Christiana Agreement, any indemnification obligations, undertakings, agreements, warranties and/or representations of New Castle in favor of the Rouse Parties, their designees or successors, under or with respect to the Christiana Agreement, and (c) any act or omission of New Castle Associates or any of its partners, employees, agents or representatives in connection with the ownership or operation of the New Castle Property occurring at any time prior to the Closing or any liability or obligation incurred by New Castle at any time prior to the Closing, including without limitation any liability under or with respect to the Equitable Lien or the Equitable Loan Documents, provided that this indemnity right does not limit any claims that New Castle may otherwise possess against PREIT-Rubin, Inc., and its affiliates as manager of the New Castle Property. Notwithstanding the foregoing:

             (a) The indemnification obligations of Pan American hereunder shall be fully enforceable against Pan American notwithstanding that the underlying claim or matter is the responsibility, as between Pan American and the other Contributors, of one or more of the other Contributors. The parties acknowledge that, pursuant to separate agreements between Pan American and the Contributors, the Contributors have agreed to certain contribution and sharing arrangements with respect to the indemnity obligations of Pan American; and it is further understood that (1) the UPREIT is not a beneficiary under such separate agreements, (2) such separate agreements shall not limit or restrict the rights of the UPREIT regarding the indemnification obligations of Pan American, and (3) the UPREIT consents to a pledge of and grant of a security interest in, the Units to be issued to the Contributors, in favor of Pan American, for the purpose of securing such contribution and sharing arrangements relating to the indemnity obligations of Pan American, provided that any proceeds or other realization by Pan American of such pledged Units shall be held and applied on account of Pan American's indemnity obligations; and

             (b) Without limiting any other provisions, rights or remedies under this Agreement, the UPREIT shall have no recourse against any Contributor other than Pan American for the indemnification obligations of Pan American under this
Section 9.

         9.2 Indemnification by PREIT. Subject to applicable limitations set forth in Section 5 above, the UPREIT and PREIT shall indemnify, defend and hold harmless each Contributor against and in respect of any and all Damages arising out of, based upon or otherwise in respect of; (a) any inaccuracy in or breach of any representation or warranty of PREIT or the UPREIT made in or pursuant to this Agreement; and (b) any breach or nonfulfillment of any covenant or obligation of PREIT or the UPREIT contained in this Agreement.

         9.3 Limitation. No party may assert a claim for indemnification pursuant to this Section 9 unless the Closing has occurred under this Agreement.

         9.4 Procedure For Indemnification - Third Party Claims.


             (a) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 9 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 9, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party, demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

             (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (l) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

             (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         9.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         9.6 Distributions of Units by Contributors. Without limiting any other applicable restrictions or limitations on the transfer of Units, Pan American shall not distribute or otherwise transfer to any other Person Units issued to it pursuant to this Agreement unless such Person first executes and delivers to PREIT and the UPREIT an agreement, in form and substance reasonably satisfactory to PREIT and the UPREIT, by which such Person would join in and become a party to this Agreement for purposes of the indemnification provisions hereof.

         9.7 Right of Set-Off. PREIT and the UPREIT shall have the right to set-off, against any Units which may be owed by PREIT or the UPREIT to Pan American or any distributions, rights or benefits with respect thereto, any amount owed to any Preit Indemnitee. To the extent that Pan American contests an indemnification claim of PREIT or the UPREIT that would be the basis for the exercise of a right to set off against any Units owed to Pan American, the UPREIT shall issue such Units and deposit them with an escrow agent reasonably satisfactory to the UPREIT and Pan American until the earlier to occur of (i) resolution of such dispute by a final nonappealable order of a court of competent jurisdiction or (ii) the mutual agreement of Pan American and the UPREIT that such units should be released from escrow.

         9.8 Indemnification Payments. Pan American shall be entitled to use cash or Units to make indemnification payments hereunder. In the event Units are used, each such unit shall be valued based on the per share Value (as defined in the UPREIT Partnership Agreement) of a PREIT Share as of the date such unit is tendered to PREIT as an indemnification payment hereunder.

         9.9 Survival. The rights and obligations of the parties set forth in this Section 9 shall survive the Closing and the Second Closing.

SECTION 10. TERMINATION AND ABANDONMENT.

         10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

             (i) by any party hereto, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 28, 2003, or such later date as the parties may mutually agree upon in writing;

             (ii) by mutual consent of the UPREIT, PREIT and the Contributors;

             (iii) by PREIT and the UPREIT, if any of the conditions in Section 7.2(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PREIT or the UPREIT to comply with its obligations under this Agreement) and PREIT and the UPREIT have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iii); or

             (iv) by the Contributors if any of the conditions in Section 7.2(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Contributor to comply with its obligations hereunder) and the Contributors have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv).

         10.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 10 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party and all further obligations of the parties under this Agreement will terminate; provided, however, that if the reason for such termination is attributable to the willful failure of a party to perform its obligations hereunder, or a willful misrepresentation or breach of warranty, then such party shall reimburse to the other party its reasonable costs and expenses (including reasonable legal fees) in connection with this Agreement and the efforts to proceed to Closing hereunder.

SECTION 11. GENERAL PROVISIONS.

         11.1  Survival of Representations and Warranties.

               (a) All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing. Anything in this Agreement to the contrary notwithstanding: (i) the representations and warranties of the Contributors and the right of the Preit Indemnitees to indemnification for breach thereof, shall not be affected by any investigation of the Contributors, New Castle, the New Castle Property or the Replacement Property made by PREIT, the UPREIT or their agents or representatives; and (ii) the representations and warranties of PREIT hereunder, and the right of the Contributors to indemnification for breach thereof, shall not be affected by any investigation of PREIT, the UPREIT or its affiliates made by the Contributors or their agents or representatives.

         11.2 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith.

         11.3 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To PREIT or the UPREIT:

                  c/o PREIT-Rubin, Inc.
                  200 South Broad Street - 3rd Floor
                  Philadelphia, PA  19102
                  Attn: Jonathan B. Weller

                  With a copy to:

                  Blank Rome LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Attn:  G. Craig Lord, Esq.

                  To the Contributors:

                  c/o Pan American Associates, L.P.
                  200 South Broad Street, 3rd Floor
                  Philadelphia, PA 19102
                  Attention:  George Rubin

                  With copies to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  260 S. Broad Street
                  Philadelphia, PA 19102
                  Attention:  Lawrence J. Arem, Esquire

And to the following additional counsel:

--------------------------- ------------------------- --------------------------
Thomas C. Martin, Esq.      Thomas Mammarella, Esq.   Jeffrey M. Weiner, Esq.
Maron & Marvel, P.A.        Gordon, Fournaris &       1332 King Street
1300 N. Broom St.           Mammarella, PA            Wilmington, DE 19801
Wilmington, DE 19806        1220 N. Market St.
                            Wilmington, DE 19899

--------------------------- ------------------------- --------------------------

         11.4 Access to Information. Between the date of this Agreement and the Closing Date, PREIT and the UPREIT, on the one hand, and the Contributors, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and Contracts relating to its business as the other party may reasonably request.

         11.5 Confidentiality and Disclosures. Except as hereinafter provided, from and after the execution of this Agreement, PREIT, the UPREIT and the Contributors shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who "need to know", such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors and bankers, and such other third parties whose assistance is required in connection with the consummation of this transaction or as required by law or order of court of competent jurisdiction. Notwithstanding the foregoing, it is acknowledged that PREIT and their affiliates shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by attorneys for each such entity to satisfy disclosure and reporting obligations of each such entity. After Closing, PREIT and the UPREIT shall be free to disclose previously confidential information in their discretion.

         11.6 Public Announcements. Except as and to the extent required by Law or by the rules of the New York Stock Exchange, without the prior written consent of the other party, the Contributors, on the one hand, and PREIT and the UPREIT, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that PREIT may issue a press release, after discussion of the contents thereof with the Contributors, regarding the transactions contemplated by this Agreement and the Exchange Agreements; and further provided that PREIT and the UPREIT may each maintain and continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants engaged by PREIT and UPREIT, as may be legally required or necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

         11.7 Entire Agreement. This Agreement, together with the Schedules hereto and the Contributor Disclosure Exhibit, and any supplementary agreements of the Contributors regarding the confidentiality of the transactions contemplated hereunder, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersede all prior agreements and understandings with respect to the subject matter hereof.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         11.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

         11.10 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of any pronouns includes the masculine, feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         11.11 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         11.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         11.13 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

         11.14 No Third Party Beneficiary. No party other than the parties to this Agreement and their respective successors and permitted assigns shall be a beneficiary of this Agreement; and without limiting the foregoing, the Rouse Parties shall not be beneficiaries of this Agreement.

         11.15 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no assignment by Contributors shall be binding or effective unless approved by PREIT and the UPREIT.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.

PAN AMERICAN ASSOCIATES

By: Pan American Office Investments, L.P., a Pennsylvania limited partnership, general partner

     By: Pan American Office Investments-G.P., Inc., its sole general partner

         By:  /s/ George F. Rubin                 (SEAL)
              -----------------------------------
              Name:  George F. Rubin
              Title: President

REVOCABLE TRUST OF ALBERT MARTA


By:  /s/ Lauren M. DeMichiel                      (SEAL)
     --------------------------------------------
     Lauren M. DeMichiel, Co-Trustee


By:  /s/ Barbara M. DiFonzo                       (SEAL)
     --------------------------------------------
     Barbara M. DiFonzo, Co-Trustee


IVYRIDGE INVESTMENT CORP.

By:  /s/ Arthur H. Kaplan                         (SEAL)
     --------------------------------------------
     Name:  Arthur H. Kaplan
     Title: President

                       [Signatures continued on next page]

                          [Continuation of signatures]


PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


By:  /s/ Jonathan B. Weller                            (SEAL)
     -------------------------------------------------
     Name:  Jonathan B. Weller
     Title: President and Chief Operating Officer

PREIT ASSOCIATES, L.P.

By:  Pennsylvania Real Estate Investment Trust, its General Partner


     By:  /s/ Jonathan B. Weller                       (SEAL)
          --------------------------------------------
          Name:  Jonathan B. Weller
          Title: President and Chief Operating Officer

MARTA INDIVIDUALS


/s/ Laurence M. DeMichiel
------------------------------
Lauren M. DeMichiel


/s/ Barbara M. DiFonzo
------------------------------
Barbara M. DiFonzo

                            SCHEDULES TO BE ATTACHED:

------------------ -------------------------------------------------------------
1.2(d)             Contributor Disclosure Exhibit
------------------ -------------------------------------------------------------
2.1(a)             Transferred and Retained Interests
------------------ -------------------------------------------------------------
2.1(a)(2)          Transferred and Retained Interests
------------------ -------------------------------------------------------------
2.3                Call and Put Option Agreement
------------------ -------------------------------------------------------------
4.2(d)             New Castle Financial Statements
------------------ -------------------------------------------------------------
5.4                Existing Partnership interests in the UPREIT
------------------ -------------------------------------------------------------
7.3(a)(i)          Transfer of Partnership Interests
------------------ -------------------------------------------------------------
7.3(a)(ii)         Amended and Restated New Castle Partnership Agreement
------------------ -------------------------------------------------------------
7.3(a)(iv)         Form of New Management Agreement for Replacement Property
------------------ -------------------------------------------------------------
7.3(b)(i)          Registration Rights Agreement - Class A Unit holders
------------------ -------------------------------------------------------------
7.3(b)(ii)         Registration Rights Agreement - Class B Unit holders
------------------ -------------------------------------------------------------

                       CERTIFICATION AND JOINDER AGREEMENT


To:      Pan American Associates

         Preit Associates, L.P.

         Pennsylvania Real Estate Investment Trust

Date:    April 28, 2003
         --------------


The undersigned, Marta Holdings I, L.P., (the "Marta Partnership") hereby agrees and certifies as follows, for itself, its successors and assigns and for the benefit of the above-named parties, their successors and assigns:

1. The Marta Partnership is a Delaware limited partnership and is successor by merger to Marta Investments, L.P. pursuant to Articles of Merger filed with the Delaware Secretary of State on April 23, 2003.

2. The Marta Partnership is in good standing as a limited partnership under the laws of the State of Delaware and has full power and authority to execute and deliver this Certification and Joinder Agreement.

3. The sole general partners of the Marta Partnership are Barbara M. DiFonzo and Lauren M. DeMichiel (the "General Partners"), and such persons have full power and authority to execute and deliver this Certification and Joinder Agreement on behalf of the Marta Partnership.

4. The General Partners have executed a Contribution Agreement dated April 22, 2003 along with Pan American Associates, The Revocable Trust of Albert Marta, Ivyridge Investment Corp., Pennsylvania Real Estate Investment Trust, and Preit Associates, L.P. (the "Contribution Agreement"). Pursuant to Paragraph 6.10 of the Contribution Agreement, the Marta Partnership hereby gives notice that it is joining in the Contribution Agreement as a Contributor, and that, accordingly, it shall transfer its partnership interests in New Castle Associates to Preit Associates, L.P. in accordance with Schedule 2.1(a)(2) thereunder.

5. Pursuant to the foregoing, the Marta Partnership hereby agrees, intending to be legally bound, that it joins in the Contribution Agreement as a Contributor and as a Marta Entity, as if the Marta Partnership was an original signatory thereto, and in furtherance thereof the Marta Partnership makes and affirms all of the representations, warranties and undertakings of a Contributor and a Marta Entity under the Contribution Agreement and the Marta Partnership shall be bound by all of the provisions of the Contribution Agreement which are applicable to a Contributor and a Marta Entity. As a consequence thereof, the Marta Partnership shall have the rights and benefits of a Contributor and a Marta Entity under the Contribution Agreement.

This Certification and Joinder Agreement has been executed this 28th day of April, 2003.

Marta Partnership:

MARTA HOLDINGS I, L.P.


By: Barbara M. DiFonzo
    -----------------------------------------
     Barbara M. DiFonzo, general partner


By: Lauren M. DeMichiel
    -----------------------------------------
    Lauren M. DeMichiel, general partner


Approved:

Pan American Associates

By: Pan American Office Investments, L.P.

    By: Pan American Office Investments - G.P., general partner

        By: George F. Rubin
            ---------------------------------
            Name:  George F. Rubin
            Title: President


Preit Associates, L.P.

By: Pennsylvania Real Estate Investment Trust, general partner

    By:  Bruce Goldman
         ------------------------------------
         Name:  Bruce Goldman
         Title: Senior Vice President and General Counsel


Pennsylvania Real Estate Investment Trust

By:  Bruce Goldman
     -------------------------------
     Name:  Bruce Goldman
     Title: Senior Vice President and General Counsel








                                     - 2 -